EXHIBIT (a)(vi)

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.

ARTICLES OF AMENDMENT

Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the“ Corporation”), hereby certifies to the State Department of  Assessments and Taxation of Maryland that:

1.    The charter of the Corporation (the “Charter”) is hereby amended by these Articles of Amendment, which amend the Articles Supplementary Creating and Fixing the Rights of Mandatory Redeemable Preferred Shares, Series C, dated July 30, 2020 (the “Articles Supplementary”).  Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Articles Supplementary.

2.    The Charter is hereby amended by deleting the definition of “Term Redemption date” in the Articles Supplementary and replacing it with the following:

“Term Redemption Date” means September 18, 2023 or such later date as approved by the Board of Directors and consented to by the Holders of the Series C Shares.

3.    Notwithstanding any other provision or defined term in the Articles Supplementary, for the Dividend Period from August 3, 2023 to November 2, 2023 for the Series C Shares, the Applicable Rate shall be 7.45243% and the Enhanced Dividend Amount for ratings from “A+” to “A” shall be 0%.

4.    This amendment of the Charter has been approved by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the Charter.

5.    The undersigned President of the Corporation acknowledges in the name and on behalf of the Corporation these Articles of Amendment to be a corporate act of the Corporation and states under penalties of perjury that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval of these Articles of Amendment are true in all material respects.

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IN WITNESS WHEREOF, Neuberger Berman High Yield Strategies Fund Inc. has caused these Articles of Amendment to be signed as of August 1, 2023, in its name and on its behalf by its President and witnessed by its Assistant Secretary.

Neuberger Berman High Yield Strategies Fund Inc.

By: /s/ Joseph V. Amato
Name: Joseph V. Amato
Title: President

Witness:

By: /s/ Sheila R. James
Name: Sheila R. James
Title:   Assistant Secretary

Return address of filing party:
c/o Neuberger Berman Investment Advisers LLC
Neuberger Berman High Yield Strategies Fund Inc.
1290 Avenue of the Americas
New York, NY 10104